EXHIBIT 10.1

AMENDMENT NO. 5, dated as of March 29, 2018 (this “Agreement”), to the Term Loan Credit Agreement dated as of November 9, 2015 (the “Original Credit Agreement”) (as amended by that certain First Incremental Facility Amendment dated as of December 29, 2016, as further amended by that certain Second Incremental Facility Amendment dated as of January 25, 2017, as further amended by Amendment No. 1 to the Term Loan Credit Agreement dated as of January 25, 2017, as further amended by that certain Amendment No. 2 to the Term Loan Credit Agreement dated as of January 25, 2017, as further amended by that certain Amendment No. 3 to the Term Loan Credit Agreement dated as of March 28, 2017, as further amended by that certain Amendment No. 4 to the Term Loan Credit Agreement dated as of July 25, 2017 and as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).

A.WHEREAS, Deutsche Telekom AG (“DT”), the Borrower, the Guarantors (as defined in the Credit Agreement) and the Administrative Agent have entered into a First Incremental Facility Amendment dated as of December 29, 2016 and into a Second Incremental Facility Amendment dated as of January 25, 2017.

B.WHEREAS, DT is the only Lender under the Credit Agreement.

C.WHEREAS, the Borrower and DT have agreed, from (and including) the date hereof, to reduce the interest rate applicable to all the outstanding First Amendment Incremental Term Loans and Second Amendment Incremental Term Loans and to make certain other amendments to the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings assigned thereto in the Credit Agreement. The provisions of Section 1.2 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended by (i) deleting the bold, stricken text (indicated textually in the same manner as the following example: ~~bold stricken text~~) and (ii) adding the bold, underlined text (indicated textually in the same manner as the following example: bold underlined text), in each case, as set forth below:

a)	With respect to the following definitions (and only the following definitions) in Section 1.1 (Defined Terms) of the Credit Agreement:

“Applicable Margin”: (x) prior to the Fifth Amendment Effective Date, (a) with respect to First Amendment Incremental Term Loans, a rate per annum equal to (i) for ABR Loans, 1.00%, and (ii) for Eurodollar Loans, 2.00% and (b) with respect to Second Amendment Incremental Term Loans, a rate per annum equal to (i) for ABR Loans, 1.00%, and (ii) for Eurodollar Loans, 2.00% and (y) on and following the Fifth Amendment Effective Date, (a) with respect to First Amendment Incremental Term Loans, a rate per annum equal to (i) for ABR Loans, 0.50%, and (ii) for Eurodollar Loans, 1.50% and (b) with respect to Second Amendment Incremental Term Loans, a rate per annum equal to (i) for ABR Loans, 0.75%, and (ii) for Eurodollar Loans, 1.75%

“Asset Acquisition”:

(a) an Investment by the Borrower or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Borrower or any of its Restricted Subsidiaries ~~but only if (x) such Person’s primary business constitutes a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such Investment~~, or

(b) an acquisition by the Borrower or any of its Restricted Subsidiaries of the property and assets of any Person, other than the Borrower or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person ~~but only (x) if the property and assets so acquired constitute a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such acquisition~~.

“Capital Lease Obligation”: at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty (provided that obligations either existing on April 28, 2013 or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as capital lease obligations and were subsequently recharacterized as capital lease obligations or (b) did not exist on April 28, 2013 and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on April 28, 2013 had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness).

“GAAP”: generally accepted accounting principles as in effect on the date of any calculation or determination required under this Agreement ~~“Closing Date” (as defined in the Senior DT Notes Base Indenture)~~. Notwithstanding the foregoing, at any time, (i) the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement) and (ii) the Borrower, on any date, may elect to establish that GAAP shall mean GAAP as in effect on such date; provided, that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Immaterial Subsidiary”: any Subsidiary of the Borrower that at any time has less than the greater of (x) $250.0 ~~$100.0~~ million in Total Assets or (y) Total Assets accounting for 0.33% of the Borrower’s Total Assets; provided, that the aggregate Total Assets of all Immaterial Subsidiaries shall not at any time exceed the greater of (x) $750.0 ~~$300.0~~ million and (y) 1.00% of the Borrower’s Total Assets.

b)	With respect to the last clauses in the definition of “Asset Sale” in Section 1.1 (Defined Terms) of the Credit Agreement:

(m) dispositions of financial assets and related assets pursuant to securitization or factoring agreements or other similar agreements or arrangements including to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing, in each case so long as the consideration for any such disposition is in the form of cash, retained Capital Stock or subordinated interests in such Permitted Receivables Financing Subsidiary or deferred purchase price paid from or collections on subordinated interests in the assets being sold; ~~or~~

(n) the settlement or early termination of any Permitted Bond Hedge Transaction; or

(o) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary.

c)	With respect to the clauses (a), (b) and (i) (and only such clauses) in the definition of “Cash Equivalents” in Section 1.1 (Defined Terms) of the Credit Agreement:

(a) United States dollars, pounds sterling, euros, the national currency of any member state of the European Union or any other foreign currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of the United States of America, the United Kingdom or any country that is a member state of the European Union ~~government~~ or any agency or instrumentality thereof ~~of the United States government~~ (provided that the full faith and credit of the United States of America, the United Kingdom or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(i) ~~in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months,~~ any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

d)	With respect to the clauses (d) and (f) (and only such clauses) in the definition of “Consolidated Cash Flow” in Section 1.1 (Defined Terms) of the Credit Agreement:

(d) any ~~net extraordinary,~~ nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (i) any fees, expenses and costs relating to the Towers Transaction, (ii) any fees, expenses or charges (not covered under sub-clause (iv) below) related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Senior Notes, provided, that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (ii), (iii) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (iv) any fees or expenses relating to the Transactions and the transactions contemplated in this Agreement, including any fees, expenses or charges related to any incurrence, issuance or offering of Incremental Facilities or Incremental Equivalent Debt, or any amendment or modification of this Agreement, any other Loan Document or any documentation governing Incremental Equivalent Debt (in each case, whether or not successful) and (v) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, and costs in connection with strategic initiatives, transition costs and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(f) New Market Losses~~, up to a maximum aggregate amount of $300.0 million in any twelve-month period~~; minus

e)	With respect to the below portion of the definition of “Debt to Cash Flow Ratio” in Section 1.1 (Defined Terms) of the Credit Agreement:

“Debt to Cash Flow Ratio”: with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date, less cash and Cash Equivalents to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

f)	With respect to the Section 2.12(e) of the Credit Agreement:

(e) In the event that, prior to the date that is six months after the Fifth Amendment Effective Date ~~July 25, 2017~~, the Borrower (i) makes any repayment, prepayment, purchase or buyback of First Amendment Incremental Term Loans or Second Amendment Incremental Term Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent on the date of effectiveness of such Repricing Event, for the ratable account of each of the applicable First Amendment Incremental Term Loans or Second Amendment Incremental Term Loan Lenders (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the First Amendment Incremental Term Loans or Second Amendment Incremental Term Loans, as applicable, so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the First Amendment Incremental Term Loans or Second Amendment Incremental Term Loans, as applicable, that are the subject of such Repricing Event and outstanding immediately prior to such amendment.

g)	With respect to Section 5.1(e) of the Credit Agreement:

(e) Quarterly Lender Calls. Within a reasonable time after the required delivery of the financial statements referred to in clauses (a) and (b) above, the Borrower shall conduct a conference call (which may be password protected) to discuss such financial statements and the results of operations for the relevant reporting period ~~(with the time and date of such conference call, together with all information necessary to access the call, to be provided to the Administrative Agent no fewer than three Business Days prior to the date of such conference call)~~, which conference call shall, unless otherwise elected by the Borrower and notified in advance to the Administrative Agent, be the same as the Borrower’s quarterly earnings call with holders of the Senior DT Notes. Notwithstanding the foregoing, so long as DT is the sole Lender under the Credit Agreement, no such quarterly conference calls shall be required to be conducted.

h)	With respect to the second clause (iii) under clause (a) in Section 6.1 (Restricted Payments) of the Credit Agreement:

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiv), (xv), ~~and~~ (xvi), and (xvii) of paragraph (b) of this Section 6.1), is less than the sum, without duplication, of:

i)	With respect to clause (b) in Section 6.1 (Restricted Payments) of the Credit Agreement:

(b) ~~So long as no Default has occurred and is continuing or would be caused thereby, the~~ The provisions of Section 6.1(a) hereof will not prohibit:

j)	With respect to the following subclauses in clause (b) in Section 6.1 (Restricted Payments) of the Credit Agreement:

(xv) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary whose principal assets consist of cash and Cash Equivalents to the extent such cash and Cash Equivalents were invested in a Permitted Investment);

(xvi) other Restricted Payments in an aggregate amount since the Closing Date not to exceed the greater of (x) $375.0 million and (y) 6.0% of the Consolidated Cash Flow of the Borrower and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available; and

(xvii) other Restricted Payments (1) of the types described in clauses (i), (ii) and (iii) of the definition of such term made at any time if the Debt to Cash Flow Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made would have been no greater than 3.00 to 1.00, and (2) of the type described in clause (iv) of the definition of such term made at any time if the Debt to Cash Flow Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made would have been no greater than 3.50 to 1.00, in each case, determined on a pro forma basis, as if such Restricted Payment had been made at the beginning of such four-quarter period; ~~.~~

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xvi) or (xvii), no Default or Event of Default has occurred and is continuing or would be caused thereby.

k)	With respect to clause (b) in Section 6.3 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Credit Agreement:

The provisions of Section 6.3(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit the Borrower from issuing the following types of Disqualified Stock or the Borrower’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

l)	With respect to clause (iv) in Section 6.3 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Credit Agreement:

(iv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv)~~, not to exceed the greater of (x) $2.5 billion and (y) 5.0% of the Borrower’s Total Assets, at the time of any such incurrence pursuant to this clause (iv)~~;

m)	With respect to the first full paragraph following clause (xxv) in Section 6.3 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Credit Agreement:

~~The Borrower will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt, but excluding Indebtedness permitted by clause (vi) above) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Term Loans and the applicable Guarantees of the Term Loans on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower or any Subsidiary Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of such Indebtedness being secured on a first or junior Lien basis.~~

n)	With respect to Section 6.4 (Asset Sales) of the Credit Agreement:

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair

Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the “Closing Date” (as defined in the Senior DT Notes Base Indenture) is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet (or as would be shown on the Borrower’s consolidated balance sheet as of the date of such Asset Sale), of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Term Loans or any Guarantee of the Term Loans) that are repaid and discharged by the transferee of any such assets, or assumed by the transferee of any such assets pursuant to a novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by the Borrower, or any such Restricted Subsidiary, from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion; ~~and~~

(iii) ~~Designated Non-Cash Consideration in an aggregate amount that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that has not been converted into cash or Cash Equivalents, does not exceed $250.0 million~~ consideration consisting of Indebtedness of the Borrower or a Restricted Subsidiary (other than Subordinated Indebtedness) received after April 28, 2013 from Persons who are not the Borrower or any Restricted Subsidiary; and

(iv) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (b)(iv) that is at any time outstanding, not to exceed 5% of the Borrower’s Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(a) to purchase Replacement Assets; or

(b) to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale (provided that, if such property constitutes Collateral, such Credit Facility or other Indebtedness is secured on a pari passu basis with, or senior basis to, the Senior Lien Term Loans with respect to such property) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, that if such property constitutes Collateral and such other Credit Facility or other Indebtedness is not secured an a senior basis to the Senior Lien Term Loans with respect to such property, the Senior Lien Term Loans shall be prepaid on at least a ratable basis (based on principal amount outstanding) with such other Credit Facility or other Indebtedness; or

(c) if the assets subject to such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness of such Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Borrower or any Restricted Subsidiary.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower or a Restricted Subsidiary enters into a binding written agreement committing the Borrower or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, the Borrower or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, the Borrower may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by this Agreement.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this Section 6.4 will, at the end of the period provided for such application or investment, constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within 20 days thereof, the Borrower shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) in accordance with, and to the extent required by, Section 2.14(b), and thereupon the amount of Excess Proceeds will be reset at zero.

o)	With respect to Section 6.6 (Liens) of the Credit Agreement:

The Borrower will not, and will not permit any Guarantor ~~Restricted Subsidiaries~~ to, directly or indirectly, create, incur~~,~~ or assume ~~or suffer to exist~~ any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens. Any Liens permitted pursuant to clauses (a), (l) and (ff) of the definition of Permitted Liens may be pari passu with or junior to the liens securing the Senior Lien Term Loans and other indebtedness permitted to be incurred under this Agreement, pursuant to a Senior Pari Passu Intercreditor Agreement (or Senior/Junior Intercreditor Agreement, as applicable) or, if requested by the Borrower, other customary intercreditor arrangements reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall enter into such Senior Pari Passu Intercreditor Agreement (or Senior/Junior Intercreditor Agreement, as applicable) or other intercreditor arrangements with respect to the obligations secured by such Liens if requested by the Borrower.

p)	With respect to Section 6.7 (Business Activities) of the Credit Agreement:

~~Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.~~ [Reserved.]

SECTION 3. Amendments to the Credit Agreement. The Credit Agreement is hereby amended by:

a)	adding a new definition to Section 1.1 (Defined Terms) in the proper alphabetical order as follows:

“Fifth Amendment Effective Date” means March 29, 2018.

b)	adding a new Section 1.9 (LIBOR Replacement) to the end of Section 1 (Definitions) as follows:

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Borrower notifies the Administrative Agent that, in its determination:

(a) adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period, including, without limitation, because the Interpolated Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(b) the administrator of the Interpolated Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans,

then, reasonably promptly after receipt by the Administrative Agent of such notice, the Borrower may request that the Administrative Agent and the Required Lenders consent (which consent shall not be unreasonably withheld, conditioned or delayed) to an amendment to this Agreement to replace the LIBOR Rate with an alternative benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks, together with any reasonably necessary conforming changes.

SECTION 4. Acknowledgement. It is acknowledged and agreed by all parties hereto that (i) the current Interest Period with respect to the outstanding Second Amendment Incremental Term Loans ends on April 19th, 2018, (ii) the Applicable Margin for the First Amendment Incremental Term Loans shall be (x) 2.00% from (and including) March 19th, 2018 through (but excluding) the date of this Amendment and (y) 1.50% from (and including) the date of this Amendment through (but excluding) April 19th, 2018 (computed on the basis of a year of 360 days), (iii) the Applicable Margin for the Second Amendment Incremental Term Loans shall be (x) 2.00% from (and including) March 19th, 2018 through (but excluding) the date of this Amendment and (y) 1.75% from (and including) the date of this Amendment through (but excluding) April 19th, 2018 (computed on the basis of a year of 360 days), and (iv) the Borrower shall not be required to deliver an Interest Election Request (or any other notice) to the Administrative Agent in order to implement the repricing of the First Amendment Incremental Term Loans or the Second Amendment Incremental Term Loans contemplated herein.

SECTION 5. Effect of this Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Agreement shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the effective date of this Agreement, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Agreement shall not constitute a novation of the Credit Agreement or any of the Loan Documents.

SECTION 6. Reaffirmation. Each of the Borrower and each Guarantor identified on the signature pages hereto (collectively, the “Reaffirming Loan Parties”) hereby acknowledges that it expects to receive substantial direct and indirect benefits as a result of this Agreement and the transactions contemplated hereby. Each Reaffirming Loan Party hereby consents to this Agreement and the transactions contemplated hereby, and hereby confirms its respective guarantees, pledges and grants of security interests, as applicable, under each of the Loan Documents to which it is party, and agrees that, notwithstanding the effectiveness of this Agreement and the transactions contemplated hereby, such guarantees, pledges and grants of security interests shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties. Each of the Reaffirming Loan Parties agrees that, neither the modification of the Credit Agreement effected pursuant to the Agreement nor the execution, delivery, performance or effectiveness of this Agreement (a) impairs the validity, effectiveness or priority of Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations (as defined in the Guarantee and Collateral Agreement), whether heretofore or hereafter incurred or (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens. Each of the Reaffirming Loan Parties further agrees to take any action that may be required or that is reasonably requested by the Administrative Agent to effect the purposes of this Agreement, the transactions contemplated hereby or the Loan Documents and hereby reaffirms its obligations under each provision of each Loan Document to which it is party.

SECTION 7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission (e.g., “PDF” or “TIFF”) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9. Governing Law; Jurisdiction, etc. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. The provisions of Sections 9.9 and 9.10 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

T-MOBILE USA, INC.

By:	/s/ Dirk Wehrse
Name:	Dirk Wehrse
Title:	Senior Vice President, Treasury
& Treasurer

[Signature Page to Amendment No. 5 to the Term Loan Credit Agreement]

GUARANTORS:
IBSV LLC
IOWA WIRELESS SERVICES, LLC
IOWA WIRELESS SERVICES HOLDING CORPORATION
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA, LLC
METROPCS TEXAS, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE FINANCIAL LLC
T-MOBILE LEASING LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE US, INC.
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION

By:	/s/ Dirk Wehrse
Name:	Dirk Wehrse
Title:	Authorized Person

[Signature Page to Amendment No. 5 to the Term Loan Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Alicia Schug
Name:	Alicia Schug
Title:	Vice President

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

[Signature Page to Amendment No. 5 to the Term Loan Credit Agreement]

DEUTSCHE TELEKOM AG

By:	/s/ Jürgen Kistner
Name:	Jürgen Kistner
Title:	Vice President GTR-CFT

By:	/s/ Markus Schäfer
Name:	/s/ Markus Schäfer
Title:	Vice President GTR-MKT

[Signature Page to Amendment No. 5 to the Term Loan Credit Agreement]